Exhibit 10.4

EMPLOYMENT AGREEMENT

The following shall evidence the agreement between The Yuma Companies, Inc., its subsidiaries and affiliates (“Yuma” or “the Company”) and Kirk F. Sprunger (“Employee”), for the purpose of Employee functioning as Chief Financial Officer, Treasurer and Corporate Secretary in accordance with the following terms and/or conditions.

ARTICLE I.  DEFINITIONS

The terms defined in the attached Exhibit “A” shall have the meaning therein described for purposes of this Agreement.

ARTICLE II.  TERM

This Agreement shall become effective as of June 1, 2012.  (This Agreement supersedes the previous Employment Agreement dated June 1, 2012 and executed July 11, 2012.)  This Agreement shall continue in full force and effect for a primary period of two (2) years (the “Initial Term”), unless terminated pursuant to Article V of this Agreement.  At the end of the Initial Term, the Agreement will be automatically extended for subsequent monthly periods (“Renewal Terms”) unless and until terminated pursuant to Article V.  The period during which Employee is employed under this Agreement (including any Renewal Terms) will be referred to as the “Employment Period”.

ARTICLE III.  DUTIES

During the Employment Period, Employee shall be responsible for the performance of such duties and services of an executive, administrative and managerial nature as shall be specified from time to time by the Company or its Board of Directors in connection with the business and activities of the Company. In general, Employee will be responsible for Company-wide planning, directing and coordinating finance activities and other non-operating activities, including accounting, computer systems, legal, tax, human resources, and general office administration.  Employee will perform his duties in a manner consistent with standards established by law and by the applicable rules of professional conduct as promulgated by the American Institute of Certified Public Accountants (“Professional Conduct”).

Employee’s primary duties shall be as follows:

A.
Financial reporting (both internal and external), including the decisions associated with the application of U.S. GAAP accounting, SEC reporting and any other form of external financial reporting, as well as financial covenants associated with any debt agreements, preferred stock covenants, or any other terms or covenants of other financial instruments.

B.
Tax planning and compliance with the assistance and input from either the outside consulting accounting firm or the outside auditing firm; treasury operations; developing financing alternatives; and establishing internal controls, accounting procedures and accounting policies.

C.
Employee will work with the various other units of the Company in the preparation of various budgets and the analytical analysis and reporting against the financial plan.  The Employee is responsible for the development of the plan in concert with the overall Corporate strategy, and the presentation of the plan to the COO, CEO and Board for approval.

D.
Employee will be involved in any currency or commodity hedging strategies and will make recommendations to the COO, CEO and the Company’s Board of Directors as to hedging strategy and techniques.  Once the CEO has given approval, Employee will implement the strategy.

E.
Employee will analyze various investment options, capital allocation and overall corporate strategy and will present recommendations as to cost-of-capital, discounted cash flow, risk factors and hurdle rates to the COO, CEO and the Company’s Board of Directors for consideration and decision.

F.	Employee will act as the point representative regarding banking relations and will have the responsibility for selecting and recommending the bank to the COO, CEO and the Company’s Board of Directors.

G.
Other functions and responsibilities of Employee include safe guarding of assets and risk analysis through appropriated insurance coverage; providing the Company’s Board of Directors independent information as requested; being responsible for various administrative areas including personnel, benefits, information technology and office equipment.  Employee will also act as Corporate Secretary and be responsible for preparing Corporate Minutes, Board Resolutions, Board meeting agendas, and Corporate records.  Employee will handle stock transfers and shareholder recommendations.

The Employee will perform such other duties and responsibilities as directed by the COO and the CEO.

ARTICLE IV.  COMPENSATION

Yuma shall pay Employee as compensation for his services hereunder the following:

A.	A base compensation of $21,666.67 per month ($260,000.00 per year), paid semi-monthly on the fifteenth and the last day of each month, consistent with Yuma’s normal payroll procedures.

B.
Employee is eligible to participate in Yuma’s Restricted Stock Plan and may, as determined by the Company’s Board of Directors in its sole discretion, periodically receive grants under that Restricted Stock Plan, subject to the terms and conditions thereof.

C.
Employee is eligible to participate in Yuma’s Annual Incentive Plan and may, as determined by the Company’s Board of Directors in its sole discretion, receive annual bonuses based on performance criteria to be developed by the Compensation Committee.

D.
Employee shall be provided coverage in Yuma’s group medical, dental, and life insurance plans, 401(k) retirement plan, and other insurance plans or benefits provided by Yuma at the levels of coverage and/or amounts commensurate with other employees of the Company and consistent with Yuma’s policies.

E.	Employee shall be entitled to four weeks paid annual vacation, to be taken in accordance with Yuma’s policies.

F.	Conventional Prospects and 3-D Seismic Projects

Subject to Paragraphs H and I below, on new Prospects or Prospects developed from 3-D Seismic Projects which are 1) generated by Yuma’s staff during the Employment Period and accepted by the Company as a 3-D Seismic Project or Conventional Prospect, 2) assembled and Sold by Yuma’s staff during the Employment Period, and 3) the initial well on the prospect or a prospect within the 3-D Seismic Project has been spudded during the Employment Period, Yuma shall assign to Employee the following interests:

1)
An Overriding Royalty Interest (“ORRI”) of 0.29% to the 8/8’s, proportionately reduced as defined in Articles VI and VII below to the working interest owned by Yuma prior to its sale of the Prospect to third parties. The ORRI shall be assigned to Employee once a Prospect is Sold and the initial well has been spudded.

2)
Yuma will also enter into an Area of Mutual Interest (“AMI”), with Employee once the Prospect is Sold. This AMI will be the same as the AMI entered into by the third party drilling participants.  In the absence of a written AMI agreement, it will be considered that the AMI entered into with the third party drilling participant will control.

G.	Unconventional Projects and Prospects

Subject to Paragraphs H and I below, on those Projects which are 1) generated by Yuma’s staff during the Employment Period and accepted by the Company as a Unconventional Project or Unconventional Prospect, 2) assembled and Sold by Yuma’s staff during the Employment Period, and 3) the initial well in the first designated spacing unit has been spudded during the Employment Period, Yuma shall assign to Employee the following interests:

1)
An Overriding Royalty Interest (“ORRI”) of 0.29% to the 8/8’s, proportionately reduced as defined in Articles VI and VII below to the working interest owned by Yuma prior to its sale of the Prospect to third parties. The ORRI shall be assigned on the acreage located within a designated spacing unit (i.e. Voluntary, Commissioner, or by adopted field rule) to Employee once a Prospect or Project is Sold and the initial well in that spacing unit has been spudded.

2)
Yuma will also enter into an Area of Mutual Interest (“AMI”), with Employee once the Prospect is Sold. This AMI will be the same as the AMI entered into by the third party drilling participants.  In the absence of a written AMI agreement, it will be considered that the AMI entered into with the third party drilling participant will control.

H.
If Employee is dismissed for Cause, he will lose any right to earn all or any part of a bonus or ORRI not yet received on any Prospects not yet Sold, and any salary, bonus or other benefits owed on the remaining Employment Period of this Agreement.

I.	Treatment upon Separation from Company

Notwithstanding Paragraphs F and G of this Article IV, if this Agreement is terminated by Yuma or the Employee for reasons other than for Cause, and there are specific Prospects or Projects which are in the process of being developed, but have not been drilled at the time Yuma or the Employee terminates this Agreement, Employee will be entitled to an ORRI as calculated based on the schedules described below.

Conventional Prospects Generated by Yuma’s Staff Which are Developed From Yuma-Initiated 3-D Seismic Surveys

Status as of Employee Termination Date	ORRI Multiplier
3-D Seismic Survey Project brochure approved	.10
3-D Seismic Survey Project Sold and money collected	.20
Prospect from Project area accepted by Yuma	.40
Prospect from Project area Leased and money collected	.50
Prospect Completed: Participants in the 3-D Seismic Project have elected to drill their interest, or interest has been placed, and drilling money collected	.90
Prospect spud	1.00

Conventional Prospects Generated by Yuma’s Staff Which are Developed From 2-D Seismic or Yuma-Licensed 3-D Seismic Surveys

Status as of Employee Termination Date	ORRI Multiplier
Prospect accepted by Yuma	.25
Prospect Leased and Front End Money collected	.50
Prospect Completed: Participants have elected to drill and drilling money collected	.90
Prospect spud	1.00

Unconventional Projects and Prospects Generated by Yuma’s Staff

Status as of Employee Termination Date	ORRI Multiplier
Play/Prospect accepted by Yuma and leases acquired	.20
Play/Prospect Sold and Money Collected	.50
Initial Well on each Spacing Unit spudded	1.00

Employee’s ORRI awarded on Prospects or Projects Sold and drilled after separation from the Company will be determined by multiplying the ORRI set forth under Article IV, Paragraph F or G by the ORRI Multiplier above, subject to the provisions of Articles VI and VII.

After separation from the company and notwithstanding the above, for any prospect in a Conventional Project, or on any undrilled leasehold in an Unconventional Project, which is not drilled or tested before the leasehold on that prospect expires, the Employee’s rights to earn an ORRI will terminate six (6) months after the expiration of the remaining leases in that prospect.  If, however, during the six (6) months following the expiration of the remaining leases in any undrilled prospect Yuma starts reassembling that leasehold, the separated Employee would be entitled to earn an ORRI subject to the ORRI Multipliers above and the provisions of Articles VI and VII.

ARTICLE V.  TERMINATION

A.
Except as set forth below in Paragraphs C and D of this Article V, this Agreement may not be terminated during the Initial Term or any Renewal Term for any reason other than Employee’s dismissal for Cause, Employee’s resignation due to illness, or Employee’s death.

B.
This Agreement may be terminated at the end of the Initial Term or at the end of any Renewal Term by either party upon sixty (60) days written notice to the other party (“Notice Period”). In the case of the Employee wishing to tender his resignation under the provisions of this paragraph, Employee and Yuma agree to keep such resignation quiet and confidential in order for Yuma to find a replacement and make the proper announcement to the other employees of Yuma.  Employee agrees to cooperate and assist any employee of Yuma in the transition phase of his duties at Yuma during the Notice Period.

C.	Separation from the Company for Good Reason
In the event that there is a material adverse change in Employee’s position or employment Duties, as described in Article III (“Material Adverse Change”), or if Employee is required by the Company, as a condition to his continued employment with the Company, to engage in acts in his capacity as an employee of the Company that are in violation of the law or of applicable rules of Professional Conduct (“Required Violation”), Employee will have the right to terminate this Employee Agreement upon 60 days notice, provided that Employee has put the Company on notice in writing of the occurrence, and the Company has failed to remedy the matter within 30 days after the Company received such written notice.  Yuma shall pay the Employee any unpaid portion of the Employee’s base compensation and benefits accrued through the termination notice date plus severance equal to twelve (12) months of base compensation, or the remainder of the Initial or Renewal Term under this Employment Agreement, whichever is greater, as well as medical, dental, and life insurance premiums for that severance period. If Employee terminates due to a Material Adverse Change as described above, any unvested Stock Awards will be forfeited at the end of the 60 day notice period; if Employee terminates due to an uncured “Required Violation” as described above, any unvested stock awards will not be forfeited.

D.	Separation from the Company for Good Reason during period of Change in Control
If Employee terminates his employment pursuant to the procedures of Paragraph C above within a period beginning sixty (60) days before, and ending twelve (12) months after the date of a Change of Control (the “Change Period”) Yuma shall pay the Employee any unpaid portion of the Employee’s base compensation and benefits accrued through the termination notice date plus severance equal to twelve (12) months of base compensation, or the remainder of the Initial or Renewal Term under this Employment Agreement, whichever is greater; as well as medical, dental, and life insurance premiums for that severance period.  In the event of a termination for Good Reason within the Change Period, any Stock Awards will become fully vested and immediately exercisable and all restrictions on any restricted stock held by Employee will be removed.

ARTICLE VI.  ADJUSTMENT OF ORRI WHEN CARRIED WORKING INTEREST IS LESS THAN 15 PERCENT

For all of the provisions in this Article VI, the carried working interest requirements are proportionately reduced to Yuma’s original working interest in the Prospect or Project.  For clarification purposes, if Yuma has rights to 50 percent of a Prospect or Project, the Carried Working Interest (“CWI”) threshold requirement is reduced to 7.5% from 15%.

When determining a possible proportionate reduction in ORRI, if Yuma is able to earn greater than 3.5% ORRI on the Prospect, that portion in excess of 3.5% ORRI will be treated as CWI at the ratio of 2.0% CWI for each 1.0% of ORRI in excess of 3.5% ORRI.  Any reversionary interests held by third parties will be included for purposes of the computation outlined in this section.

On Prospects where Yuma chooses not to sell the Prospect but elects to drill the Prospect on a 100% basis, then Employee earns the ORRI from Article IV, Paragraph F above with no proportionate reduction of ORRI as described under this Article.

On Prospects where Yuma is marketing 100% of the Prospect, agrees to retain and drill some working interest percentage but earns a 15% or greater carry (on average) on the portion sold, then Employee earns the ORRI from Article IV, Paragraph F above with respect to that interest retained by the Company.

On all exploration Prospects where Yuma’s CWI is less than 15%, then Employee’s ORRI will be proportionately reduced and subject to the provisions of Article VII.  For clarification, assuming the Employee was due a 0.29% ORRI under the provisions of Article IV and the Company is only able to earn a 10% CWI, the Employee’s ORRI would be reduced from 0.29% to .1933% (0.29% x 10% / 15%) assuming the Company is able to earn a 3.5% ORRI on the Prospect.

Employee’s share will be from the retained overriding royalty and rounded to the seventh decimal place.

ARTICLE VII.  ADJUSTMENT OF ORRI WHEN ORRI EARNED IS LESS THAN 3.5%

For all of the provisions in this Article VII, the ORRI requirements are proportionately reduced to Yuma’s original working interest in the Prospect or Project.  For clarification purposes, if Yuma has rights to 50 percent of a Prospect or Project, the ORRI threshold requirement is reduced to 1.75% from 3.5%.

On Prospects where Yuma chooses not to sell the Prospect but elects to drill the Prospect on a 100% basis, then Employee earns the full ORRI as described above with no proportionate reduction of ORRI.

On Prospects where Yuma is marketing 100% of the Prospect, agrees to retain and drill some working interest percentage but earns a 3.5% ORRI (on average) on the portion sold, then Employee earns the full ORRI as described above with no proportionate reduction of ORRI subject to the provisions of Article VI above.

On all generated and Sold Prospects where Yuma’s ORRI is less than 3.5%, then Employee’s ORRI will be proportionately reduced.  If, for example, the Company is only able to carve out a 2.0% ORRI upon the sale of the Employee Prospect, and assuming Employee would ordinarily be due a 0.29% ORRI, then Employee’s ORRI would be reduced to .1657% (0.29% x 2.0% / 3.5%) assuming Yuma was able to earn a 15% CWI.

In all cases, the provisions of the proportionate reduction articles are not mutually exclusive but are to be taken together as a whole (both Articles VI and VII are considered in the calculation of the ORRI) and Employee may be subject to proportional reduction under the provisions of both articles in serial.  Any reversionary interests held by third parties will be included for purposes of the computation outlined in this section.

ARTICLE VIII.  PROSPECTS CONTAINING LEASES WITH VARYING NET REVENUE INTERESTS

Customarily, Prospects contain acreage blocks with different owners.  It is rare that large Prospects can be formed from tracts covered by leases that provide for identical NRI’s.  When necessary or appropriate, the ORRI due Employee will be computed and conveyed on a drilling or Production unit basis and the formulas contained in Articles VI and VII will be applied to each such drilling or Production unit.  The ORRI awarded Employee will be adjusted from unit to unit to approximate the average ORRI that should be awarded on the Prospect taken as a whole.

ARTICLE IX.  TIMING AND NATURE OF THE ASSIGNMENT OF ORRI

Yuma will make an assignment of Employee’s override within sixty (60) days of Yuma’s receipt of the assignment of Yuma’s override.  Yuma’s assignment to Employee shall be on the same terms and conditions as the assignment received by Yuma.  Yuma will make assignments or provide a letter documenting the ORRI due prior to the well(s) spudding.

If Yuma fails to make such assignment within the sixty (60) day period, Employee shall make a written request for assignment to Yuma and Yuma shall make such assignment to Employee within ten (10) days of such written request.  If Yuma fails to provide a recordable instrument documenting Employee’s ORRI after sixty (60) days following Yuma’s receipt of the assignment and after the subsequent ten (10) days following Employee’s notice as called for above, then Employee may hire a land professional to document the ORRI due Employee in the form of a recordable assignment.  Once this assignment has been documented to the satisfaction of both Employee and Yuma, Yuma will then execute the assignment and reimburse Employee for the costs of the land professional and recordation.

The Area of Mutual Interest (AMI) on which the Employee’s override is owed will be the same as the AMI entered into by Yuma with the third party drilling participants, and will be subject to any amendment of the agreement with the third party participants.

ARTICLE X.  SELLING OF ORRI

If Employee wishes to sell his ORRI on any Yuma Prospect during his employment with Yuma, Employee shall notify Yuma in writing of his intent to sell.  Yuma will have 30 days from the date of Employee’s notice of intent to sell to provide Employee with a bona fide offer in writing.

ARTICLE XI.  EXPENSES

Yuma agrees to reimburse Employee for all normal business expenses needed to carry out his duties, including, without limitation, expenses of attending pre-approved seminars and conferences, business-related travel, and business-related entertainment.  Yuma will reimburse Employee expenses associated with professional associations and continuing professional education with preapproval.  Employee must submit a proper expense report consistent with Company policy and regulations promulgated by the Internal Revenue Service in order to obtain reimbursement.

ARTICLE XII.  RELATIONSHIP OF PARTIES

During the Employment Period of this Agreement, Employee shall be an employee of Yuma and shall not directly or indirectly render any services of a commercial or professional nature to any other person or business organization (excluding church or family matters), whether or not for compensation, without the prior written consent of the Company.

ARTICLE XIII.  NONDISCLOSURE OF INFORMATION CONCERNING BUSINESS

Except as may be required in the performance of his duties under this Agreement, Employee will not at any time, in any fashion, form, or manner, either directly or indirectly divulge, disclose, or communicate to any person (exclusive of Yuma employees), firm, or corporation in any manner whatsoever any information of any kind, nature, or description concerning any matters affecting or relating to the business of Yuma, including, without limitation, information concerning any of its Prospects, acquisitions, or joint ventures, the name of any customers, the prices it obtains or has obtained, or at which it sells or has sold its products, or any other information concerning the business of Yuma, its manner of operation, or its plans, processes, or other data of any kind, nature, or description without regard to whether any or all of the foregoing matters would be deemed confidential, material, or important. The parties hereby stipulate that, as between them, the foregoing matters are important, material, and confidential, and gravely affect the effective and successful conduct of the business of Yuma, and its good will, and that any breach of the terms of this section is a material breach of this Agreement.

ARTICLE XIV.  CONFIDENTIAL INFORMATION AND NON-SOLICITATION

Employee acknowledges that in the course of his affiliation with Yuma, he has been provided with confidential and proprietary information about Yuma and its business, and that concurrently with the execution hereof and during the Employment Period of this Agreement, Employee will be provided with Confidential Information, as hereinafter defined, of which Employee has not had previous knowledge.  Employee acknowledges that all Confidential Information is of great value to Yuma, and essential to Yuma's preservation of its business and goodwill. In recognition and in consideration of the foregoing and of the training and education to be provided by Yuma, Employee expressly covenants and agrees:

A.	Definition of Confidential Information. For purposes hereof, “Confidential Information” shall mean:

1)	The financial condition of Yuma; records of transactions, and other information concerning the business of Yuma; or any information acquired from the inspection of Yuma’s records or property;

2)	The name and location of any Yuma Prospects, Projects, acquisitions or joint ventures;

3)
Leads, Prospects, Projects, potential discoveries of hydrocarbons, seismic data and interpretations thereof, geological and Prospect maps, future development drilling locations, drilling reports, well logs, technical processes, pricing and bidding methods, proprietary marketing and proprietary sales techniques, production and processing techniques, systems, products, services, designs, inventions, research records, technical data, information about costs, profits, and key personnel, heretofore or hereafter acquired, developed and/or used by Yuma;

4)	2D seismic lines and seismic data, which are licensed and/or the property of Yuma. Employee will not keep copies of such data;

5)	Terms and provisions of any seismic, joint venture, farm-out, farm-in, seismic survey participation, or drilling participation agreements; terms of any special JOA provisions;

6)	Terms and provisions of this Agreement, and of Yuma polices, manuals, guidelines or internal directives.

B.
Employee Shall Not Disclose Confidential Information.  Employee agrees that the direct or indirect disclosure of any Confidential Information would place the Company at a competitive disadvantage and would do damage, monetary or otherwise, and cause irreparable harm to the Company.  Employee also agrees that disclosure of Confidential Information may constitute improper appropriation and/or use of proprietary information and trade secrets.  Except as set forth in Paragraph C below, or when the Confidential Information is part of the marketing effort for Prospects and Projects, or where authorized by the CEO of Yuma for the benefit of Yuma, Employee agrees that Employee shall not, directly or indirectly, at any time, divulge to any persons, firms, corporations, governmental entities or agencies or other entities, any Confidential Information.  This non-disclosure of Confidential Information covenant shall extend for a period of two years following the termination of this agreement.

C.	Exceptions to Non-Disclosure of Confidential Information. Notwithstanding the foregoing, the restrictions on disclosure shall not apply to any Confidential Information or portion thereof which:

1)	At the time of disclosure by Employee is generally and readily available to the public other than by an act or omission on the part of Employee;

2)	At the time of disclosure by Employee has been acquired from or made available to Employee by a third party having the lawful right to disclose such information;

3)
Employee is required to disclose pursuant to any state or federal law, rule or regulation or by an applicable judgment, order or decree of any court or government body or agency having jurisdiction over such matter. However, if possible Employee will notify Yuma in writing at least twenty (20) days prior to the date of such required disclosure to enable Yuma to seek an appropriate protective order to take such other actions as it deems necessary or appropriate;

4)
Employee may disclose the terms of this Agreement to his creditors, mortgage lenders, and financial institutions as required. In addition, Employee may divulge information relating to the occurrence of a change in control, to calculations of payments required under this Agreement, or to a termination of this Agreement, to Employee's attorney or accountant solely for such attorney's or accountant's confidential use with respect thereto. Employee shall provide Yuma with a copy of such information and the name of the accountant or attorney given such information.

D.
Non-Solicitation. Employee acknowledges and agrees that the Company has concurrently with the signing of this Agreement and will during the Employment Period provide Confidential Information to Employee.  Therefore, Employee will acquire unique knowledge of the operations and business of the Company.  Employee further acknowledges and recognizes that the Company is placing its confidence and trust in Employee and that it would be impossible for Employee to perform Employee’s duties with the Company without the Company disclosing the Confidential Information or without Employee utilizing the Confidential Information to which Employee is being given concurrently with the execution hereof and during the course of Employee’s employment.  In consideration of disclosing the Confidential Information to Employee, the receipt of which is hereby acknowledged by Employee, Employee covenants and agrees that:

1)
Employee shall not at any time, solicit or cause or authorize directly or indirectly to be solicited, or accept or cause or authorize directly or indirectly to be accepted, for or on behalf of himself or third parties, any business from third parties who are not considered normal industry participants.  For clarification, this non-solicitation provision would include contacts developed personally by Sam Banks such as Ignacio Rivas and Ricardo Goizueta from Madrid, Spain. Further, this covenant extends for a period of two (2) years following the termination of this Agreement.

2)
For the Employment Period of this Agreement, and for two (2) years after this Agreement is terminated, Employee agrees not to solicit or cause or authorize directly or indirectly to be solicited for employment, or cause or authorize directly or indirectly to be employed, for or on behalf of the Employee or any third parties, any person who is a current employee of Yuma.

E.
Return of Confidential Information upon Termination.  Employee expressly acknowledges the trade secret status of the Confidential Information and that the Confidential Information constitutes a protected business interest of the Company.  All files, records, documents, memoranda, software, electronic data or other writings whatsoever made, compiled, acquired, or received by Employee during the Employment Period with Company arising out of, in connection with, or related to any activity or business of the Company are the sole and exclusive property of the Company, and shall, together with all copies thereof, be returned to the Company by Employee immediately, without demand, upon the termination of Employee’s employment with the Company.

F.
Injunctive and Other Relief.  Employee acknowledges and agrees that the services to be rendered by him to the Company are of a special, unique and extraordinary character and, in connection with such services, he will have access to business opportunities, intellectual property and Confidential Information vital to the Company’s business.  Employee acknowledges that a remedy at law for any breach or attempted breach of the foregoing under this Article will be inadequate, and agrees that the Company and its subsidiaries, affiliates, successors or assigns shall have the following rights and remedies, each of which shall be independent of the others and severally enforceable, and each of which shall be in addition to, and not in lieu of, any other rights or remedies available to the Company or its subsidiaries, affiliates, successors or assigns at law or in equity under this Agreement or otherwise:

1)
The right and remedy to have each and every one of the covenants in this Agreement specifically enforced and the right and remedy to obtain injunctive relief, it being agreed that any breach or threatened breach of any of the non-solicitation or other restrictive covenants and agreements contained herein would cause irreparable injury to the Company and its subsidiaries, affiliates, successors or assigns and that money damages would not provide an adequate remedy at law to the Company and its subsidiaries, affiliates, successors or assigns.  The Company shall not be prohibited by this provision from pursuing all other remedies at law or equity available to the Company, including a claim for losses and damages.

G.
Reasonableness of Limitations.  Employee acknowledges and agrees that the restrictive covenants and agreements contained herein are reasonable and valid in geographic, temporal and subject matter scope and in all other respects, and do not impose limitations greater than are necessary to protect the goodwill, Confidential Information, and other business interests of the Company, and its affiliates, successors and assigns.  If, however, any court subsequently determines that any of such covenants or agreements, or any part thereof, is invalid or unenforceable, the remainder of such covenants and agreements shall not thereby be affected and shall be given full effect without regard to the invalid portions.

H.
Survival.  Each covenant provided in this agreement under Article XIV hereof shall survive the termination of this Agreement and of Employee’s employment with the Company, whether by resignation, discharge or otherwise.

ARTICLE XV.  NOTICES

All notices required or permitted under this Agreement shall be in writing and shall be deemed delivered when delivered in person or by registered mail, return receipt requested in the United States mail, postage paid, addressed as follows:

Company:	The Yuma Companies, Inc.
Attn: Mr. Michael F. Conlon
1177 West Loop South, Suite 1825
Houston, Texas 77027

Employee:	On file with the Company.

Either party may change such addresses from time to time by providing written notice in the manner set forth above.

ARTICLE XVI.  ENTIRETY OF AGREEMENT

This Agreement supersedes all other agreements, either oral or in writing, between the parties to this Agreement, with respect to the employment of the Employee by Yuma.  This Agreement contains the entire understanding of the parties and all of the covenants and agreements between the parties with respect to such employment.

ARTICLE XVII.  AMENDMENT

This Agreement may be modified or amended only if the modification or amendment is made in writing and is signed by both parties.

ARTICLE XVIII.  SEVERABILITY

If any provisions of this Agreement shall be held to be invalid or unenforceable for any reason, the remaining provisions shall continue to be valid and enforceable.  If a court finds that any provision of this Agreement is invalid or unenforceable, but that by limiting such provision it should become valid or enforceable, then such provision shall be deemed to be written, construed, and enforced as so limited.

ARTICLE XIX.  WAIVER OF CONTRACTUAL RIGHT

The failure of either party to enforce any provision of this Agreement shall not be construed as a waiver or limitation of that party’s right to subsequently enforce and compel strict compliance with every provision of this Agreement.

ARTICLE XX.  APPLICABLE LAW

The laws of the State of Texas shall govern this Agreement.

ARTICLE XXI.  ALTERNATIVE DISPUTE RESOLUTION

All controversies, claims and disputes arising under or relating to this Agreement, including tort claims and including the issue of arbitrability shall be first submitted to mediation, and if that is unsuccessful, then the dispute shall be finally resolved by arbitration under the procedures hereafter detailed.

A.
Mediation.  Mediation, as defined in Section 154-023 of the Texas Civil Practices and Remedies Code, shall be initiated by written notice from one party to the other.  The notice shall reasonably describe and identify the issues or claims to be mediated.  The other party can respond with a written notice of additional issues or claims.  The parties shall schedule a mediation to take place within 30 days from the receipt of the written notice of mediation, pursuant to the Mediation Procedures of the CPR International Institute for Conflict Prevention & Resolution (“CPR”) in effect on the date of this Agreement. Unless otherwise agreed, the parties will select a mediator from the CPR Panels of Distinguished Neutrals.  All proceedings pursuant to this paragraph are confidential and shall be treated as compromise and settlement negotiations for purposes of applicable rules of evidence and any additional confidentiality protections provided by applicable law.

B.	Arbitration.

1)
If the dispute has not been resolved by the mediation provided for herein, it shall then be finally resolved by arbitration in accordance with the CPR Rules for Non-Administered Arbitration (the “CPR Rules”) in effect on the date of this Agreement.  Either party may initiate the arbitration by filing its statement of claim within fifteen days after the mediation provided for herein.

2)
The arbitration shall be conducted and decided by a person mutually agreeable to the parties and knowledgeable and experienced in the type of matter that is the subject of the dispute.  If the parties cannot agree on an arbitrator within fifteen (15) days after arbitration has been initiated by the filing of the notice, then he/she shall be selected from the CPR Panel using the CPR Rules.

3)
The arbitration shall be governed by the Federal Arbitration Act, 9 U.S.C. 1-16.  The arbitration shall occur in Houston, Texas, and judgment upon the award rendered by the arbitrator may be entered by any court having jurisdiction thereof.

4)	If reasonably possible, arbitration shall be commenced within 30 days of the selection of the arbitrator. The arbitrator shall render the award not later than 30 days after the last hearing date.

5)
The arbitrator shall bill his or her fees and costs attributable to such binding arbitration in equal shares to the parties and each party shall bear its own attorneys’ fees and/or out-of-pocket costs expended by it. If any party seeks to modify or overturn all or a portion of the arbitrator’s award and is unsuccessful, then the opposing party shall be awarded all of its reasonable attorneys’ fees incurred in the arbitration.  If it becomes necessary for a prevailing party to secure judicial confirmation of the award and to otherwise undertake legal action to collect an award, then such party shall be entitled to its reasonable attorneys’ fees and all costs for such action.

6)
No Punitive Damages.  No punitive damages are recoverable in the arbitration.  The arbitrator is not empowered to award damages in excess of compensatory damages, and each party hereby irrevocably waives any right to recover any punitive or exemplary damages with respect to any dispute between them.

ARTICLE XXII.  EMPLOYEE ACKNOWLEDGMENT

Employee has read the contents of this Agreement, understands its terms, and agrees that, in consideration for his employment or continuing employment, training with the Company, and any other consideration recited herein, he will be bound by the terms, covenants and restrictions set forth in this Agreement.

IN WITNESS WHEREOF, the parties have executed this Agreement this 1st day of June, 2012.

THE YUMA COMPANIES, INC.

/s/ Michael F. Conlon
By:         Michael F. Conlon, President & COO

/s/ Kirk F. Sprunger
Kirk F. Sprunger

EXHIBIT “A”
To that Employment Agreement
Dated June 1, 2012
Between The Yuma Companies, Inc.
and
Kirk F. Sprunger

Definitions

As used herein, each term defined in the Agreement shall have the meaning assigned in the Agreement, unless expressly provided below to the contrary.  The Agreement has been divided into articles and paragraphs for convenience only, and it is understood that the rights, powers, privileges, duties, and other legal relations of the parties hereto shall be determined as an entirety without regard to such divisions into articles and paragraphs and without regard to headings prefixed to such articles and paragraphs.

(a)
The term “AFE” shall mean authorization for expenditure.  An AFE is a form which is widely used in the oil and gas industry when wells are drilled or a capital expenditure is planned by multiple parties.

(b)	The term “Agreement” shall mean this Employment Agreement, as amended, modified, or supplemented from time to time.

(c)
The term “Area of Mutual Interest” or “AMI” shall mean an agreement between or among parties to a farm-out agreement or a joint operating agreement or other agreement by which the parties attempt to describe a geographical area within which they agree to share certain additional leases or other interests acquired by any of them in the future.

(d)	The term “Article” shall mean an article of this agreement, unless the context otherwise requires.

(e)
Regarding a dismissal for cause, the term “Cause” shall be defined as any of the following: fraud or dishonesty committed by Employee against or with respect to Yuma, its affiliates or customers as shall be reasonably determined to have occurred by the Board of Directors of the Company; conviction of Employee of a felony by a court of competent jurisdiction; continued violation of the policies outlined in the Company’s Employee Handbook; unprofessional behavior as determined by a majority of the Company’s Board of Directors; continued and willful failure or refusal by Employee to perform the duties and services required of Employee hereunder if such failure and/or refusal is not cured within thirty (30) days after written notice thereof is provided to Employee by Yuma.

(f)
The term “Carried Working Interest” or “CWI” shall mean an agreement between Yuma and other participants in the well where one or more participants agree to pay a disproportionate amount of Yuma’s costs in a Seismic Project, the drilling and/or completion costs of a well(s), or a combination of both.

(g)	The term “Change in Control” shall mean the occurrence of any of the following:
i.
Any transaction or series of related transactions resulting in the sale or issuance of securities by Yuma, or any rights to securities of Yuma, representing in the aggregate more than 50% of its issued and outstanding voting securities (or more than 50% of the voting power), on a fully diluted basis; or any transaction or series of related transactions resulting in the sale, transfer, assignment or other conveyance or disposition of any securities, or any rights to securities of Yuma, by any holder or holders thereof representing in the aggregate more than 50% of the issued and outstanding voting securities of Yuma (or more than 50% of the voting power), on a fully diluted basis and the receipt of any consideration in connection therewith;

ii.
A merger, consolidation, reorganization, recapitalization or share exchange in which the stockholders of Yuma, immediately prior to such transaction, receive in exchange for securities of Yuma owned by them, cash, property or securities of the resulting or surviving entity and, as a result thereof, Persons who were holders of voting securities of Yuma hold less than 50% of the capital stock, calculated on a fully diluted basis, of the resulting corporation entitled to vote in the election of directors.

(h)	The term “CEO” shall mean Chief Executive Officer.

(i)	The term “COO” shall mean Chief Operating Officer.

(j)
The term “Employee Prospect” shall mean a Prospect originated or generated by Employee and accepted by the President of the Company in writing.  The Prospect cannot have come from a third-party source, but must be the unique idea of Employee, sponsored within the Company by Employee, and formally accepted as such by the Company.

(k)	The term “Finding Costs” shall mean the cost of finding commercial oil or gas, including all expenses involved in acquiring acreage, survey work and the cost of drilling.

(l)
The term “Lead” shall mean any idea which suggests a direction for further geological and or geophysical investigation.  A Lead can be a step in the direction toward creating a Prospect.  A Lead is a geological or geophysical idea which lacks the supporting data to be considered drillable.

(m)	The term “Net Revenue Interest” or “NRI” shall mean the share of Production after satisfaction of all royalty, overriding royalty, and other interests burdening the revenue stream.

(n)	The term “New Prospect” shall mean any Prospect not tested (a well drilled to evaluate the presence of hydrocarbons) and not specifically listed in Exhibits “B”, “C”, or “D”.

(o)
The term “ORRI” shall mean overriding royalty interest, or interest in oil and gas produced at the surface, free of the expense of Production, and in addition to the usual land owner’s royalty reserved to the lessor in an oil and gas lease.  An ORRI shall be free and clear of any costs of drilling, development and operations, but shall bear its proportionate part of all severance and other taxes and all marketing costs on Production, including costs incurred in dehydrating, treating, transporting, boosting, compressing or otherwise processing oil and gas in order to make same marketable.

(p)	The term “Peer Review” shall mean the process of vetting an idea or Lead by Company employees or outside parties prior to accepting the idea or Lead as a Prospect.

(q)	The term “Play” shall mean a producing trend or area believed to have the potential of additional oil and/gas accumulations within a particular geologic interval.

(r)
The term “Prior Developed Prospect” shall mean any Prospect or Project idea which Employee developed and illustrated through maps, cross-sections, or other interpretations in Employee’s possession prior to joining Yuma as either a full time employee or consultant.

(s)	The term “Production” shall mean: (i) the act or process of producing; (ii) the products of an oil and gas well; or (iii) the well itself.

(t)	The term “Prospect” shall mean the identification of the existence of a certain geological structure, conducive to the Production of oil and gas underlying a certain area of land.

(u)
The term “Reserve” shall mean that portion of the identified oil and/or gas resource from which a usable mineral and energy commodity can be economically and legally extracted at the time of determination.

(v)
The term “Sold” shall mean that all participants have executed their participation agreements and joint operating agreements, and all monies, including drilling dollars on the Prospects operated by Yuma, are received and, on those not operated by Yuma, when all monies due the operator are received.

(w)
The term “3-D Seismic Project” shall mean the identification of the existence of “Lead”(s) in a geographical area, requiring a 3-D seismic survey to be conducted in order to mature the “Lead”(s) to a “Prospect”(s) status.

(x)
The term “Unconventional” Projects and Prospects shall mean those projects/prospects which are regional in nature and typically lack definable water contacts and/or hydrocarbon traps.  For clarification, plays such as the Bakken and Eagle Ford are “Unconventional”.  “Conventional” Projects and Prospects shall mean those projects/prospects which are localized hydrocarbon traps formed by discrete structural or stratigraphic closures.